SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13D/A
                                 (Rule 13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(a)




                            Tower Semiconductor Ltd.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                      Ordinary Shares, NIS 1.00 Per Share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   M87915100
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                               Bradley A. Perkins
                       Vice President and General Counsel
                       Alliance Semiconductor Corporation
                             2575 Auugustine Drive
                         Santa Clara, California 95054
                                 (408) 855-4900
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)


                                January 26, 2001
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of This Statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [_].


          Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

                         (Continued on following pages)
                              (Page 1 of 3 Pages)

----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


(SC13D-07/99)

CUSIP No.M87915100                       13D                   Page 2 of 3 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSONS

     Alliance Semiconductor Corporation

     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     IRS I. D. # 77-0057842

________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*



________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION



________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH


________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON



________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)



________________________________________________________________________________
14   TYPE OF REPORTING PERSON*



________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.M87915100                       13D                   Page 3 of 3 Pages


________________________________________________________________________________
Item 1.  Security and Issuer.

This is an amendment to a Form 13D which was filed in error on January 28, 2001 by Alliance Semiconductor Corporation ("Alliance") regarding its investment in Tower Semiconductor Ltd. ("Tower"). The Form 13D was incorrectly filed to Alliance's EDGAR Central Index Key ("CIK" - 0000913293) instead of Tower's CIK (000092887).. Additionally, a number of changes are included to the amended Form 13D, which is being filed to Tower's CIK, on this date of February 1, 2001. Please disredard the filing by Alliance on January 28, 2001. Feel free to contact the Alliance with any questions.

________________________________________________________________________________
Item 2.  Identity and Background.

________________________________________________________________________________
Item 3.  Source and Amount of Funds or Other Consideration.

________________________________________________________________________________
Item 5.  Interest in Securities of the Issuer.

________________________________________________________________________________
Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.
________________________________________________________________________________
Item 7.  Material to be Filed as Exhibits.

________________________________________________________________________________

                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        2/1/01
                                        ----------------------------------------
                                                         (Date)

                                         /s/ Bradley A. Perkins
                                        ----------------------------------------
                                                       (Signature)

                                        Bradley A. Perkins
                                        Vice President, General Counsel
                                        and Secretary
                                        ----------------------------------------
                                                       (Name/Title)

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).